FILE NO: 1-10581
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                               AMENDMENT NO. 1 ON
                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                          BENTLEY PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                                    59-1513162
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

           65 LAFAYETTE ROAD, 3RD FLOOR,                   03862
            NORTH HAMPTON, NEW HAMPSHIRE                 (Zip Code)
      (Address of principal executive offices)


        Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                             Name of each exchange on which
to be so registered:                            each class is to be registered:
COMMON STOCK,  PAR VALUE $.02 PER SHARE             AMERICAN STOCK EXCHANGE
                                                     PACIFIC STOCK EXCHANGE

         If this form relates to the registration of a class of debt securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

         If this form relates to the registration of a class of debt securities pursuant to Section 12(g) of the Exchange Act and is become effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file
number to which this form relates:                 REGISTRATION NO. 33-17201


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

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                  INFORMATION REQUIRED IN REGISTRATION STATEMENT

         This Amendment No. 1 to Registration Statement on Form 8-A/A amends and restates the Registration Statement on Form 8-A dated March 15, 1988 filed by the Registrant.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Our authorized capital stock consists of 35,000,000 shares of a single class of common stock, par value $.02 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of October 29, 1999, there were issued and outstanding an aggregate of 10,123,469 shares of our common stock, including 645 shares of treasury stock. No shares of preferred stock are currently issued or outstanding.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote at a meeting of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock may elect all of the directors standing for election.
Holders of our common stock are entitled to receive ratably any dividends declared by our Board of Directors, subject to the preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to receive ratably our net assets available for distribution after the payment of all debts and other liabilities, subject to any prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our Board of Directors may designate and issue in the future.

PREFERRED STOCK

         Our Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, restrictions and special or relative rights or privileges as shall be determined by our Board of Directors. Such rights and privileges may include, among others, dividend rights, voting rights, redemptive and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         Our stockholders have granted our Board of Directors authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issues. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. No shares of preferred stock are currently issued or outstanding. However, our Board of Directors is currently contemplating the implementation of a stockholders rights plan or "poison pill," pursuant to which preferred stock could be issued.


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DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an
"interested   stockholder"  is  a  person  who,  together  with  affiliates  and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Our Restated Certificate of Incorporation and our Amended and Restated Bylaws contain various provisions which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

         For  example,  our  Restated  Certificate  of  Incorporation   contains
provisions that state the following:

         o our Board of Directors may amend in any manner our bylaws and, subject to certain exceptions, our shareholders may only amend our bylaws by an affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock;

         o newly created directorships and any vacancy on our Board of Directors will be filled solely by the affirmative vote of a majority of the remaining directors then in office;

         o subject to certain exceptions, directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock;

         o our Board of Directors is divided into three classes as nearly equal in size as possible with staggered three-year terms;

         o subject to certain exceptions, the affirmative vote of the holders of at least two-thirds of our common stock is required to approve certain major transactions, including any merger or combination, any sale, lease or exchange of all or substantially all of our assets, and any dissolution or liquidation, and the aggregate amount of proceeds received in any such transaction must satisfy certain fair price provisions; and

         o subject to certain exceptions, the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock is required to amend certain provisions including any of the foregoing provisions of our Restated Certificate of Incorporation.

         In addition, our Amended and Restated Bylaws contain provisions that state the following:

         o special meetings of stockholders may be called at any time by our President, a majority of our Board of Directors or by holders of not less than one-third of the outstanding shares of our common stock; and

         o all duly submitted stockholder proposals, including nominations for the election of a director, must be delivered to us no less than seventy-five (75) days in advance of the first anniversary of our annual meeting held in the prior year.


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


         Our Restated Certificate of Incorporation and our Amended and Restated Bylaws also contain certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to us or our stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Restated Certificate of Incorporation and our Amended and Restated Bylaws also contain provisions obligating us to indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.


ITEM 2.  EXHIBITS.

The following exhibits are filed as part of this report:

Exhibit
Numbers  Description of Document
-------  -----------------------

1        Specimen  Common  Stock  Certificate.  (incorporated  by  reference  to
         Exhibit 4.1 to the Registrant's Amendment No.1 to its Registration Statement on Form S-18 (No. 33-17201) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission and declared effective on February 2, 1988.)

2        Copy   of   Registrant's   Restated   Certificate   of   Incorporation.
         (incorporated by reference to Appendix B to the Registrant's Definitive Proxy Statement for Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 18, 1999.)

3 Copy of Registrant's Amended and Restated By-Laws. (incorporated by reference to Appendix C to the Registrant's Definitive Proxy Statement for Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 18, 1999.)


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

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 29, 1999                      BENTLEY PHARMACEUTICALS, INC.



                                            By:  /s/ Michael D. Price
                                                 -------------------------------
                                                     Michael D. Price
                                                     Secretary and Treasurer


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